                                                                   Exhibit 99.1


                                  Contact:      C. M. Wood III
                                                Senior Vice President
                                                Chief Financial Officer
                                                (912) 226-9110

                                                Marta Turner
                                                Vice President of Public Affairs
                                                (912) 227-2348


                           FLOWERS INDUSTRIES ADJUSTS

           SECOND QUARTER AND FISCAL YEAR 1999 EARNINGS EXPECTATIONS

THOMASVILLE, GA; July 12, 1999--Flowers Industries, Inc. (NYSE: FLO) announced today that its second quarter and full year earnings will be less than expected by industry analysts due to production realignment costs and promotional expenses at its Mrs. Smith's Bakeries business unit. Flowers Industries' other businesses, Keebler Foods and Flowers Bakeries, are anticipated to perform according to expectations for the second quarter as well as the full year.

The company expects earnings per share for the second quarter of fiscal 1999 of approximately $.10 before the previously announced non-recurring charge at Keebler. According to analysts, the consensus estimate is $.19 per share for the second quarter. For the full year, the company now expects earnings per share to be between $.98 to $1.05, compared to $.92 cents per share for fiscal 1998, before non-recurring charges for both years.

Amos R. McMullian, Flowers Industries' chairman and chief executive officer, said Mrs. Smith's began a massive restructuring and relocation of its production facilities 18 months ago in keeping with the company's strategy to position Mrs. Smith's as the most efficient producer and marketer of frozen baked foods serving customers nationwide. The project is the largest in the company's history--costing over $150 million. This complex production realignment includes relocating and upgrading 20 production lines, adding five new lines and the construction of some 700,000 square feet of new building. Seven of Mrs. Smith's 11 operating facilities have been impacted. "It is an ambitious plan designed to make Mrs. Smith's a major competitive factor in the frozen baked foods category in as short a time frame as possible," McMullian said. "Unfortunately, the progressive start-up of the new production lines has been delayed due to the timing of receipt and installation of certain manufacturing equipment and related software. We now expect to have 22 of the 25 lines operational by the end of the third quarter with the remaining three lines in place by the end of the year."

                                     (more)

The company expects operating income from Mrs. Smith's for the second quarter and the fiscal year to be less than anticipated because of increased administrative expenses, product promotional expenses, inventory carrying costs, logistics, and start-up costs which can no longer be capitalized. "We underestimated the time and cost to bring our realignment of Mrs. Smith's on line," said McMullian. "In addition, our vigorous promotional efforts at Mrs. Smith's have resulted in unanticipated levels of retail customer accommodations and promotional costs.

"Mrs. Smith's continues to experience real revenue growth in retail, foodservice and bakery/deli categories and our long-term outlook for this business is still very positive," McMullian said. "Although revenue growth will be slightly less than anticipated due to our transition delays, we expect Mrs. Smith's to achieve approximately $750 million in sales (including intercompany) for fiscal 1999, up from $673 million in 1998, including a 20% increase in our national frozen baked foods business. Pricing, volume and retail share trends continue to improve and operating margins should improve in fiscal 2000 as Mrs. Smith's emerges from this transition and the cost structure improvement begins to match sales growth.

Final second quarter results will be announced as scheduled on August 12, 1999.

Flowers Industries, Inc. is a national branded baked foods company operating three business units--Keebler Foods (NYSE: KBL), Mrs. Smith's, and Flowers Bakeries. In fiscal 1998, aggregate sales for the company were $3.8 billion. The company's products are sold under such well-known brands as Keebler, Cheez-It, Famous Amos, Mrs. Smith's, Pet-Ritz, Nature's Own, and Cobblestone Mill.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general include, but are not limited to, changes in general economic and business conditions (including the baked foods markets), the Company's ability to start the manufacturing lines according to schedule and train personnel to run the new production capacity, the availability of capital on acceptable terms, actions of competitors and customers, the extent to which the Company is able to develop new products and markets for its products, Y2K issues outside the Company's control and such other factors as are described in the Company's filings with the Securities and Exchange Commission.


                                      ###